UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2007
AMERICAN OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-31547 (Commission File Number)	88-0451554 (IRS Employer Identification No.)
1050 17th Street, Suite 2400 Denver, CO 80265

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (303) 991-0173
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On February 8, 2007, the Company appointed Don E. Schroeder, age 56, as its Vice President of Land, effective February 12, 2007. Mr. Schroeder began his career in 1978 as a petroleum land man with Amoco Production Company, and later worked in various land management and executive positions in the oil and gas industry. Since September 2005, he has been the managing member of Eagle Path Properties, Inc. assembling and marketing exploration projects in the Rockies. From October 2004 to September 2005, he was land manager for Black Hills Exploration and Production, Inc. He served as the team leader for Northern Rockies Land of EnCana Oil & Gas (USA), Inc. from August 2002 to October 2004. Mr. Schroeder’s primary focus has been in the Rocky Mountains, but he also has experience in Texas, Oklahoma and Canada. Mr. Schroeder holds a B.B.A. degree in petroleum land management from the University of Texas at Austin and an MBA (with honors) from the University of Denver.
Mr. Schroeder will receive a salary of $120,000 per year. The Company has issued Mr. Schroeder 5,000 shares of the Company’s common stock and granted to him options to purchase up to 250,000 shares of the Company’s common stock at $5.84 per share (the closing price of the Company’s common stock on the American Stock Exchange on February 12, 2007), with options to purchase 50,000 shares vesting immediately, and one-fifth of the remaining shares vesting on each one year anniversary. The options expire five years from the date of vesting. Mr. Schroeder will also receive stock grants of 4,000 shares of the Company’s common stock payable effective on each subsequent anniversary date of employment for the next four years.
Item 8.01. Other Events.
On February 8, 2007, the Company extended from February 8, 2007 to April 9, 2007 the expiration date of the outstanding warrants to purchase up to 100,000 shares of the Company’s common stock at $4.90 per share held by Norton Frickey.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2007	AMERICAN OIL & GAS, INC.
	By:	/s/ Andrew P. Calerich
Andrew P. Calerich, President

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